John Tietjen	Edward Nebb
Chief Financial Officer	Investor Relations
Sterling Bancorp	Comm-Counsellors, LLC
john.tietjen@sterlingbancorp.com	enebb@optonline.net
212.757.8035	203.972.8350

Sterling Bancorp to PRESENT AT KEEFE BRUYETTE & WOODS

COMMUNITY BANK INVESTOR Conference ON AUGUST 2, 2011

New York, N.Y., July 27, 2011 – Sterling Bancorp (NYSE: STL), a financial holding company and the parent company of Sterling National Bank, today announced that President John C. Millman will address the Keefe Bruyette & Woods Twelfth Annual Community Bank Investor Conference, which will be held next week at the Waldorf-Astoria Hotel in New York City. The Sterling Bancorp presentation will take place on Tuesday, August 2, 2011 at 9:00 a.m. Eastern Time.

The Sterling Bancorp presentation will be simultaneously webcast and can be accessed from the link: http://www.kbw.com/news/conferenceCommunity2011.html.

A copy of the Sterling Bancorp presentation for the conference also will be available on the Company’s website beginning on August 2, 2011.

About Sterling Bancorp

Sterling Bancorp (NYSE: STL) is a New York City-based financial corporation with assets exceeding $2.5 billion. Since 1929, Sterling National Bank, the company’s principal banking subsidiary, has successfully served the needs of businesses, professionals and individuals in the New York metropolitan area and beyond. Sterling is well-known for its high-touch, hands-on approach to customer service and a special focus on serving the business community.

Sterling offers clients a full range of depository and cash management services plus a broad portfolio of financing solutions – including working capital lines, accounts receivable and inventory financing, factoring, trade financing, payroll funding and processing, equipment financing, commercial and residential mortgages and mortgage warehouse lines of credit.

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